UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 14, 2024

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other Jurisdiction
of Incorporation)
033-90866	25-1615902
(Commission File No.)	(I.R.S. Employer Identification No.)

30 Isabella Street Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	WAB	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in the Company’s Current Report on Form 8-K filed on March 11, 2024, on March 14, 2024 (the “Closing Date”), Westinghouse Air Brake Technologies Corporation (the “Company” or “Wabtec”) entered into a Term Credit Agreement, dated as of March 14, 2024 (the “2024 Credit Agreement”). The 2024 Credit Agreement is a standalone credit agreement, consisting of a new term loan facility in an aggregate initial principal amount of $225.0 million U.S. dollars (“2024 Term Loan Facility”). Capitalized terms used but not herein defined are as defined in the 2024 Credit Agreement.

The 2024 Term Loan Facility matures on the fifth anniversary of the Closing Date and is unsecured. The applicable interest rate for borrowings under the 2024 Credit Agreement includes interest rate spreads based on the lower of the pricing corresponding to the Company’s (i) the public rating or (ii) leverage ratio, in each case that range between 1.000% and 1.750% for Term SOFR and Daily Simple SOFR-based borrowings and 0.000% and 0.750% for Alternate Base Rate based borrowings. The obligations of the Company under the 2024 Credit Agreement have been guaranteed by certain of the Company’s subsidiaries.

The 2024 Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and certain of the Company’s subsidiaries (collectively, the “Loan Parties”) with respect to, among other things, indebtedness, liens, fundamental changes, restricted payments and restrictive agreements. So long as at the time of declaration, and after giving effect to such payments as at the time of declaration, no default or event of default exists and the Company is in compliance with the financial covenants set forth in the 2024 Credit Agreement, the Company is permitted to pay dividends and make other restricted payments.

Under the 2024 Credit Agreement, the Company has agreed to maintain an Interest Coverage Ratio of at least 3.0 to 1.0, and a Leverage Ratio not to exceed 3.5 to 1.0. The Interest Coverage Ratio is defined as EBITDA to Interest Expense for the four quarters then ended. The Leverage Ratio is defined as net debt as of the last day of such fiscal quarter to EBITDA for the four consecutive quarters then ended. Additionally, the Company may, by a notice delivered to the administrative agent, increase the maximum Leverage Ratio upon completion of a Material Acquisition.

The 2024 Credit Agreement provides for customary events of default.

Some of the lenders under the 2024 Credit Agreement, and/or their affiliates, had, have or may in the future have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing is a summary of the material terms of the 2024 Credit Agreement and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the 2024 Credit Agreement, a copy of which is filed as an exhibit to this Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished with this report on Form 8-K:

Exhibit No.	Description

10.1	Term Credit Agreement, dated as of March 14, 2024, among Westinghouse Air Brake Technologies Corporation, lenders party thereto and PNC Bank, National Association as administrative agent.

104	Cover Page Interactive Data File within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

	By:	/s/ John A. Olin
John A. Olin
Executive Vice President and Chief Financial Officer

Date: March 18, 2024